Exhibit 99.1

Cubic Announces Completion of Acquisition By Veritas Capital and Evergreen Coast Capital

SAN DIEGO, May 25, 2021 – Cubic Corporation (NYSE: CUB) (“Cubic” or the “Company”) today announced the completion of its sale to Veritas Capital (“Veritas”) and Evergreen Coast Capital Corporation (“Evergreen”), an affiliate of Elliott Investment Management L.P. (“Elliott”), in a transaction valued at approximately $3.0 billion, including the assumption of debt.

The go-private transaction, which was announced on February 8, 2021 and the terms of which were amended on March 31, 2021, received approval from Cubic shareholders on April 27, 2021. As a result of the completion of the transaction, Cubic shareholders will receive $75.00 per share in cash, and Cubic’s common stock will be suspended from trading on the New York Stock Exchange (“NYSE”) prior to the opening of business on May 25, 2021 and will be removed from listing on the NYSE.

Cubic will remain based in San Diego, California, and the transition is expected to be seamless for customers and employees across Cubic’s businesses.

J.P. Morgan Securities LLC is acting as lead financial advisor to the Company and Sidley Austin LLP and Faegre Drinker Biddle & Reath LLP are acting as the Company’s legal counsel. Raymond James & Associates, Inc. provided the Board with an opinion regarding the fairness, from a financial point of view, of the consideration offered to Cubic shareholders.

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Veritas.

Gibson, Dunn & Crutcher LLP is acting as legal counsel to Evergreen.

About Cubic Corporation

Cubic is a technology-driven, market-leading provider of integrated solutions that increase situational understanding for transportation, defense C4ISR, and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Our teams innovate to make a positive difference in people’s lives. We simplify their daily journeys. We promote mission success and safety for those who serve their nation. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

About Veritas Capital

Veritas is a longstanding investor in companies operating at the intersection of technology and government. The firm invests in companies that provide critical products, services, and software, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the healthcare, national security, software, education, aerospace & defense, government services, communications, and energy industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means.

Leveraging technology to make a positive impact across vitally important areas, such as healthcare, education, and national security, is core to Veritas. We are proud stewards of national assets, helping to improve the quality of healthcare while reducing cost, advancing our educational system, and protecting our nation and allies. For more information, visit www.veritascapital.com.

About Elliott and Evergreen

Elliott Investment Management L.P. manages two multi-strategy investment funds which combined manage approximately $42 billion of assets. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. Evergreen Coast Capital Corporation is Elliott’s private equity affiliate, which focuses on technology investing.

Contacts:

For Cubic:

Investors
Kirsten Nielsen
Investor Relations
Cubic Corporation
PH +1 212-331-9760
Kirsten.Nielsen@cubic.com

Media

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

For Veritas:

David Millar / Julie Rudnick / Kevin Siegel

Sard Verbinnen & Co

VeritasCapital-SVC@SARDVERB.com

For Elliott and Evergreen:

Stephen Spruiell

Elliott Investment Management L.P.

(212) 478-2017

sspruiell@elliottmgmt.com

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